As filed with the Securities and Exchange Commission on August 20, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SENESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2079805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13430 North Dysart Road, Suite 105
Surprise, Arizona 85379
(Address of principal executive offices, including zip code)

SenesTech, Inc. 2018 Equity Incentive Plan, as amended
SenesTech, Inc. 2026 Inducement Plan
(Full Title of the Plan)

Thomas C. Chesterman
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
SenesTech, Inc.
13430 North Dysart Road, Suite 105, Surprise, Arizona 85379
(928) 779-4143
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by SenesTech, Inc. (the “Registrant”) to register (i) 1,200,000 additional shares of common stock of the Registrant, par value $0.001 per share (the “Common Stock”), authorized for issuance under the SenesTech, Inc. 2018 Equity Incentive Plan, as amended (the “2018 Plan”), pursuant to an amendment to the 2018 Plan approved by the Registrant’s stockholders on June 9, 2026 at the Registrant’s 2026 Annual Meeting of Stockholders, and (ii) 110,000 shares of Common Stock issuable under the SenesTech, Inc. 2026 Inducement Plan (the “Inducement Plan” and, together with the 2018 Plan, the “Plans”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the applicable Plan as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 13, 2026;
(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 13, 2026;
(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Commission on August 6, 2026;
(d) The Registrant’s Current Reports on Form 8-K and Form 8-K/A, filed with the Commission on January 28, 2026, May 7, 2026 and June 10, 2026 (in each case, other than any portions thereof deemed furnished and not filed); and
(e) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37941), filed with the Commission on November 7, 2016, as updated by the description of the Registrant’s registered securities contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2019, filed with the Commission on April 21, 2020, including any amendments or reports filed with the Commission for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with defending or settling such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the Delaware General Corporation Law provides that in an action or suit by or in the right of the corporation, indemnification on the same basis is permitted, except that such indemnification may cover only expenses (including attorneys’ fees) and is not permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for liability for any:
•Breach of director’s or officer’s duty of loyalty to the corporation or its stockholders;
•Act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•In the case of a director, unlawful payment of dividends or unlawful purchase or redemption of shares;
•Transaction from which the director or officer derives an improper personal benefit; or
•In the case of an officer, any action by or in the right of the corporation.

The Registrant’s amended and restated certificate of incorporation includes such a provision with respect to its directors. Under the Registrant's amended and restated bylaws, expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of a written request therefor and an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnification agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:
•Indemnification for expenses or losses with respect to proceedings initiated by the director or officer, including any proceedings against the Registrant or its directors, officers, employees or other indemnitees and not by way of defense, with certain exceptions;
•Indemnification for any proceeding if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law;
•Indemnification for the disgorgement of profits arising from the purchase or sale by the director or officer of securities of the Registrant in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or
•Indemnification for the director or officer’s reimbursement to the Registrant of any bonus or other incentive-based or equity-based compensation previously received by the director or officer or payment of any profits realized by the director or officer from the sale of securities of the Registrant, as required in each case under the Exchange Act.
The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. Except as otherwise disclosed in our periodic reports incorporated by reference herein, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibits
4.1
Amended and Restated Certificate of Incorporation of SenesTech, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 17, 2020 (File No. 001-37941)).

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of SenesTech, Inc. (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed November 15, 2022 (File no. 001-37941)).

4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of SenesTech, Inc. (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed November 15, 2023 (File no. 001-37941)).

4.4
Certificate of Amendment to Amended and Restated Certificate of Incorporation of SenesTech, Inc. (incorporated by reference to Exhibit 3.1(a) to the Registrant’s Current Report on Form 8-K filed July 23, 2024 (File no. 001-37941)).

4.5	Amended and Restated Bylaws of SenesTech, Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 filed September 21, 2016 (File no. 333-213736)).
4.6
Amendment No. 1 to the Amended and Restated Bylaws of SenesTech, Inc., dated June 16, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed June 17, 2021 (File no. 001-37941)).

5.1*	Opinion of Sidley Austin LLP.
23.1*	Consent of M&K CPAS, PLLC, independent registered public accounting firm.
23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
99.1*	SenesTech, Inc. 2018 Equity Incentive Plan, as amended.
99.2*	SenesTech, Inc. 2026 Inducement Plan.
107*	Filing Fee Table.
* Filed herewith.
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Surprise, State of Arizona, on August 20, 2026.

SENESTECH, INC.

By:	/s/ Michael Edell
Michael Edell
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Edell and Thomas C. Chesterman, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Edell	President, Chief Executive Officer and Director	August 20, 2026
Michael Edell	(Principal Executive Officer)

/s/ Thomas C. Chesterman	Executive Vice President, Chief Financial Officer, Treasurer, and Secretary	August 20, 2026
Thomas C. Chesterman	(Principal Financial and Accounting Officer)

/s/ Matthew K. Szot	Chair of the Board	August 20, 2026
Matthew K. Szot

/s/ Jamie Bechtel	Director	August 20, 2026
Jamie Bechtel

/s/ Lynn Graham	Director	August 20, 2026
Lynn Graham

/s/ Phil Grandinetti	Director	August 20, 2026
Phil Grandinetti

/s/ Jake Leach	Director	August 20, 2026
Jake Leach

/s/ Joshua Moss	Director	August 20, 2026
Joshua Moss